Exhibit 10.1

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

CYMER CORPORATION and INTEL CORPORATION

DEVELOPMENT AGREEMENT

This Agreement (the “Agreement”) is entered into as of January 23, 2004 (“Effective Date”) by and between Cymer, Inc., a Nevada corporation, having a place of business at 17075 Thornmint Court, San Diego, CA   92127 and its wholly owned subsidiaries (hereinafter “Cymer”), and Intel Corporation, a Delaware corporation, having its principal place of business at 2200 Mission College Blvd., Santa Clara CA 95052 and its subsidiaries (hereinafter “Intel”). Cymer and Intel are sometimes referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Intel and Cymer have agreed to certain commercial provisions, including without limitation the acceleration of Cymer’s Extreme Ultraviolet (“EUV”) source development program to intersect with Intel’s process roadmap needs by developing and making available under reasonable commercial terms to Intel a 15 – 20W EUV source, a 50W EUV source, and a HVM EUV source.   Additionally, Cymer shall provide certain NTE pricing, delivery, and […***…] commitments to Intel in the event Intel elects to purchase Cymer EUV Source System(s) resulting from such accelerated development; and

WHEREAS, In consideration of such commercial provisions, Intel has provided funding and agrees to provide Cymer with certain NRE funding under this Agreement and has provided separate licenses to certain of Intel’s patents related to EUV technology; and

WHEREAS, all purchases of EUV Source System(s) developed, manufactured and made available to Intel hereunder shall be in accordance with the terms of a Corporate Purchase Agreement and any successor agreement thereto (“CPA”) and including all applicable EUV Source System(s) Specific Addenda (“ESA”s). If applicable, Cymer shall cause its sales subsidiaries to honor all sales related commitments made by Cymer under this Agreement and cause such subsidiaries to offer for sale and sell such EUV Source System(s) to Intel in accordance with the Agreement terms.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

AGREEMENT

1.                                      CONSTRUCTION AND DEFINITIONS

1.1.                              Construction.  All references in this Agreement to “Sections” refer to the sections of this Agreement.  As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.  The words “hereof,” “herein” and “hereunder” and other

*Confidential Treatment Requested

Confidential

1

words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

1.2.                              Definitions.  As used in this Agreement, the following capitalized terms have the meanings provided below:

(a)                                  EUV Source System(s) shall mean a system including all apparatus to deliver debris-free, in-band, collected photons to the intermediate focus of the EUV lithography system, and as specified in the SOW, including the following programs/generations of Cymer’s EUV Source System:

(i)                                     “Beta Minus Source” means a 15W – 20W EUV Source System as defined in the SOW.

(ii)                                  Beta Source” means a 50W EUV Source System as defined in the SOW.

(iii)                               “HVM Source” means a baseline 100W (or other mutually agreed power level) EUV Source System used in High Volume Manufacturing (HVM) as defined in the SOW.

(b)                                 Intellectual Property shall mean any or all of the following and all rights in, arising out of, or associated with EUV Source System(s):  (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all trade secrets and proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(c)                                  Non- Recurring Engineering Expense (“NRE”) means those monetary amounts payable by Intel upon Cymer’s completion and Intel’s acceptance of the milestones indicated in the SOW.  The aggregate total of NRE payments under this Agreement shall not exceed […***…].

2

Total NRE milestone payments by calendar year are anticipated to be […***…].

(d)                                 Production Units shall mean EUV Source System(s) ready for high volume manufacturing (“HVM”) and made available for sale by Cymer to Intel and other third parties.

(e)                                  Statement of Work (“SOW”) means a statement of work, including the milestones and associated NRE payments, decision points, specifications, and resource levels required to meet the milestones, and including the dates for delivery of the specific EUV Source System(s) and which shall be developed in conjunction with each type of EUV Source System purchased from Cymer.

(f)                                  Technical Showstopper means a technical problem which prevents the development of a Beta Minus Source, Beta Source, or HVM Source, due to the laws of physics, or as otherwise mutually agreed by the Parties in writing.   Upon identification of a Technical Showstopper the Parties shall promptly meet and determine a mutually acceptable course of action.

2.                                      SCOPE OF WORK

2.1                                 Development of EUV Source System(s).  Cymer shall use its reasonable commercial efforts to develop the EUV Source System(s), according to the Statements of Work (and the associated ESAs if applicable) and mutually agreed upon by the Parties.  Statements of Work shall be developed for each EUV Source System(s) generation and shall include and address, without limitation, the following areas:  […***…].

2.2                                 Intel Access and Assistance.  Cymer will allow Intel reasonable access to Cymer’s EUV Source System(s) programs addressed under this Agreement and, at Intel’s option, to grant Intel the opportunity to have its personnel observe such programs if believed helpful or necessary by Intel to meet Intel’s roadmap, schedule or performance requirements.  In the event such observation results in a decision by the Parties to collaborate on development of other EUV programs beyond the scope of the current Statement(s) of Work, the Parties shall enter into a separate collaboration agreement addressing such collaboration, including without limitation, ownership of intellectual property developed thereunder.

2.3                                 Coordination with Intel Roadmaps.  Cymer agrees to employ its reasonable commercial efforts to execute all EUV Source System programs to meet Intel’s roadmap/schedule requirements. The Parties shall meet and review such roadmap and schedule requirements in conjunction with the Executive Meetings held during the Agreement Term.

2.4                                 Executive Meetings.  Intel and Cymer agree they will regularly schedule executive reviews of the EUV Source System(s) technology development plan and the schedule (“Executive Meetings”).  The Executive Meetings will occur […***…] until Cymer

3

makes the first HVM Source available for shipment.  The agenda of such Executive Meetings will be mutually agreed in advance thereof, including without limitations, roadmaps, schedule requirements, non-binding unit forecast, waivers to […***…] (such waiver(s) to be at Intel’s sole discretion), resolution of corrective action requests to Intel’s reasonable satisfaction, Cymer program spending/funding (including anticipated sale of Beta Minus Source and Beta Source) and NRE payments (which may be changed by mutual agreement in the event it appears to the Parties that new technical or commercial issues warrant such change).  If necessary, the timing of […***…] as set forth in Section 5 shall be changed to align with any agreed upon roadmap and/or schedule changes.

2.5                           Coordination of Efforts with Third Party Suppliers. Cymer agrees to engage, coordinate and work with other third party suppliers and sub suppliers as necessary to complete the work contemplated in the SOW.  This may include, but is not limited to, buying components from other suppliers, collaborating with other suppliers, or licensing other supplier’s intellectual property.  Additionally, Cymer agrees, at its sole discretion, to evaluate whether to work in the same manner with other third party suppliers with whom Intel has undertaken EUV source or source component development efforts.

3.                                      HVM SOURCE PRICING

3.1                                 Not to Exceed Pricing for HVM Sources.  Cymer agrees to meet Intel’s affordability targets by providing Not To Exceed (“NTE”) pricing for HVM Source as set forth below:

3.1.1                        The Parties agree that the HVM Source pricing goal is […***…], however, Cymer agrees that the final HVM Source price will not exceed […***…].  The not to exceed price is based on the following assumptions with regard to a […***…] system: […***…].     To the extent that EUV industry generally accepted EUV lithography tool models indicate that an HVM Source of 100 watts (or other mutually agreed upon power level) would actually deliver performance of […***…] but the HVM Source is delivered under this Agreement with a performance of less than 100 watts (or other mutually agreed upon power level) […***…]. (Example – HVM Source delivers performance of […***…].) Failure to meet the NTE pricing shall not be considered a material breach of this Agreement provided such failure is due to a Technical Showstopper based on the above stated assumptions.

3.2                               […***…]

3.2.1       […***…]

4

4.                                      TECHNICAL PROGRAM REVIEWS

4.1.                              Technical Program Reviews. Cymer shall provide Intel a […***…] technical program review for programs conducted in conjunction with the SOW. Upon Intel’s request, such program review may be changed to a […***…] review in the event it appears that any program acceleration undertaken hereunder is in any manner in jeopardy of meeting agreed upon milestones/schedules.

5.                                      INITIAL SHIP  DATES AND PURCHASE OF EUV SOURCE SYSTEM(S)

5.1.                              Initial Ship Dates.  Cymer agrees it will make available for shipment a Beta Minus Source to Intel’s selected lithography tool integrator (or Intel, as mutually agreed) by […***…], a Beta Source by […***…], and HVM Source by […***…], with a target date of […***…]. Cymer agrees to review potential plans to accelerate the delivery of the Beta Source.  The aforementioned scheduled availability dates will be extended by a period of […***…] for Beta Minus Sources (and possible partial extension of less than […***…] for Beta Sources) if Cymer determines a […***…].

5.2.                              Purchase of EUV Source System(s).  Notwithstanding Section 12.1, the Parties acknowledge and agree the terms and conditions regarding the sale of EUV Source System(s) by Cymer to Intel will be governed by the terms of the then current CPA and any amendments, EUV Source System(s) ESAs, Statements of Work and any mutually agreed upon additions thereto.  Unless otherwise expressly indicated, for the purpose of purchase and sale of EUV Source System(s), any inconsistency between the terms of this Agreement, and the above referenced agreement shall be resolved in accordance with the terms of this Agreement.

5.3.                              Leadtime and Cancellation of Orders.  For the initial […***…] units of HVM Sources, the lead time for delivery will be […***…] After Receipt of Order (“ARO”).  There is no cancellation option for the first […***…] of HVM Sources, however, shipments may be rescheduled once for each such unit for a period not to exceed […***…].  For all HVM Source sales after the initial […***…], the leadtime for delivery will be […***…] ARO and the following cancellation table will apply:

Cancellation Table**

DAYS FROM DELIVERY	[…***…] cancelled units	GREATER THAN […***…] cancelled units
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

5

Number of units cancelled is during a 3 calendar month period (Jan – Mar, Apr – June, July – Sept, Oct – Dec).

**  The applicable cancellation penalty shall be calculated as the number of units canceled times the cancellation percentage times the unit price.

5.4                                 EUV Source System(s) […***…].  Cymer shall provide Intel with the following EUV Source System(s) […***…] with respect to the various EUV Source System(s) addressed below.  […***…].

(a)                                  Beta Minus Sources. […***…]

(b)                                  Beta Sources. […***…]

(c)                                  HVM Sources. […***…]

The specific methodology for administering the […***…] will be determined by […***…].

5.5                                 […***…] Additionally, in the event that Cymer is ready to deliver the EUV Source System(s) addressed in Section 5.4 (a), (b) and (c) above and Intel’s selected lithography tool integrator is also ready to accept such delivery and integrate the EUV Source System(s) into their lithography tool but Intel is either not ready or elects not to issue a purchase order for such EUV Source System(s) (or lithography tools from the lithography tool supplier as the case may be), then […***…].

6.                                       CONFIDENTIALITY

6.1.                              General.  Disclosures of confidential and proprietary information by either Party to the other Party pursuant to this Agreement shall be governed by the Intel Corporate Non-disclosure Agreement (“CNDA”) number 6250027.

6.2.                              Confidentiality of Agreement and its Terms.  The Parties hereto shall keep the existence of this Agreement and its terms confidential and shall not now or hereafter divulge these terms to any third party except: (a) with the prior written consent of the other Party; (b) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a Party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d)  in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; provided that the disclosing Party shall provide the other Party with at least 10 days prior written notice of such disclosure and the opportunity to assist the other Party in limiting the disclosure to the extent permissible under applicable law.

6

6.3.                              Neither Party may use the other Party’s name or trademarks in advertisement, materials, web sites, press releases, interviews, articles, brochures, banners, letterhead, business cards, project reference or client listings, without the other’s prior review and written consent.  Notwithstanding the foregoing, it is the Parties mutual intent to develop and make a joint press announcement with respect to the relationship undertaken pursuant to this Agreement.  Additionally, it is understood that the parties may need to mention or refer to the other party’s name in conjunction with responding to third party questions or inquiries regarding mutually approved press releases, joint interviews, etc.  Any such use shall not be deemed to be a violation of this provision provided such use is consistent with the mutually approved content with respect to which it is undertaken.

7.                                      WARRANTIES, COVENANTS AND HOLD HARMLESS

7.1.                              General Warranty.  Each Party hereby represents and warrants to the other that: (i) all corporate action on the part of such Party, its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of such Party hereunder has been taken; and (ii) this Agreement, when executed and delivered, will be a valid and binding obligation of such Party.

7.2.                              No Conflict.  Each Party hereby represents and warrants to the other that such Party’s making of this Agreement and performance hereunder does not and will not violate any agreement existing between such Party and any third party.

7.3.                              Commercial Hold Harmless.  Both Parties recognize that the outcome of the business relationship created by this Agreement is uncertain, and therefore this Agreement is not, and shall not be construed as, a commitment by Intel to use Cymer’s products or technology.

(a)                                  Except as otherwise specifically provided in this Agreement under no circumstances shall either Party be liable to the other for costs or damages of any kind, including without limitation, incidental, consequential, special or speculative damages, lost profits or loss of business, in connection with not proceeding with a business relationship with Cymer.

(b)                                 The Parties acknowledge that it would be imprudent and unreasonable to rely upon the expectation of conducting future business together, and the Parties’ activities under this Agreement shall not be considered evidence of intent to conduct future business.

(c)                                  Cymer acknowledges that Intel has a policy of obtaining multiple qualified suppliers for equipment and materials used in Intel’s manufacturing, and that Intel may choose to disengage from working

7

with Cymer at Intel’s sole discretion, irrespective of fault on Cymer’s part.

(d)                                 Neither Party shall be precluded from evaluating, independently developing or marketing technology or products similar to those that are the subject of this Agreement.

 7.4          […***…]

8.                                      INTELLECTUAL PROPERTY

8.1.                            The Parties anticipate that there will be Intellectual Property developed pursuant to the activities undertaken hereunder.  Notwithstanding this Agreement, all intellectual property developed independently by one Party shall be owned by that Party. Intellectual Property developed jointly by the Parties shall be owned as follows:

(a)                                  All Intellectual Property created hereunder and directly related to the light sources for semiconductor photolithography will be owned by Cymer.

(b)                                 All Intellectual Property created hereunder and directly related to the photolithography process in the manufacture of integrated circuits, or integrated circuits will be owned by Intel.

(c)                                  All jointly developed Intellectual Property hereunder that falls within both (a ) & (b) above or jointly developed intellectual property that falls within neither of (a) nor (b) shall be jointly owned.

8.2                                 […***…]

9.                                      LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL CYMER’S LIABILITY UNDER THIS AGREEMENT EXCEED AMOUNTS RECEIVED FROM INTEL HEREUNDER.

10.                               TERM, TERMINATION AND SURVIVAL OF TERMS.

10.1.                        Term. This Agreement shall commence on the Effective Date and shall terminate […***…] following the first HVM Source made available for shipment by Cymer to Intel or Intel’s designated lithography tool integrator, unless earlier terminated as provided below or extended by mutual agreement (such period, the “Term”).

8

10.2.                        Termination.  Either Party may terminate this Agreement for any reason upon providing the other Party with reasonable prior written notice.  Termination of the Agreement does not terminate other Applicable Documents as set forth in section 12.2. The following additional terms shall apply to any Agreement termination prior to the expiration of the Term:

(a)                                  If Intel cancels for convenience or the Parties terminate the Agreement due to a Technical Showstopper in the development under the SOW; Intel’s rights under Section 11.3 hereunder shall not apply and Intel shall pay, on a pro-rata basis, for all work in progress already performed by Cymer with regard to the next scheduled milestone, and Cymer shall not owe any monies to Intel.

(b)                                 If Cymer cancels this Agreement for convenience Cymer shall repay the NRE monies received.

(c)                                  If Cymer cancels this Agreement for cause (other than a Technical Showstopper) due to a material breach of the Agreement by Intel and such breach is not remedied within […***…] of providing Intel with written notice of such breach, Intel’s rights under Section 11.3 shall not apply and Cymer shall not owe any monies to Intel. In the event that Intel remedies such breach within […***…], any resulting impact (direct or indirect) to the SOW milestone schedule shall be addressed by the Parties.

(d)                                 If Intel cancels this Agreement for cause (other than a Technical Showstopper) due to a material breach of the Agreement by Cymer and the breach is not remedied within […***…] of providing Cymer with written notice of such breach, Intel’s rights under Section 11.3 shall apply.

10.3.                        If Cymer materially breaches this Agreement, including […***…] (except for causes beyond the control of Cymer), or does not address the topics for agenda of the Executive Meetings as set forth in Section 2.4, and the breach is not remedied within […***…] of receipt of written notice, then this Agreement shall immediately terminate […***…].  For clarity, a breach of […***…], or termination for convenience or termination due to a Technical Showstopper are not a material breach of this Agreement.

10.4.                        Survival.  Sections 1, 3 (but only upon Agreement expiration as incorporated into a CPA), 6, 7 (but Section 7.4 only upon Agreement expiration as incorporated into a CPA), 8.1, 9, 10 (to the extent needed to implement the rights and remedies set forth therein), 11.1, 11.3 and 12 shall survive expiration or termination of this Agreement for any reason. No termination or expiration of the Agreement shall serve to terminate any EUV Source System purchase order issued by Intel

9

pursuant to the terms of this Agreement prior to the effective date of such termination or expiration.

11.                               FORCE MAJEURE, BUSINESS CONTINUITY AND LICENSE RIGHTS

11.1.                        Force Majeure.  If the performance of this Agreement or any obligations hereunder (other than payment of money) is prevented, restricted, or interfered with by the reasons of acts of God, acts of an governmental authority, riot, revolution, fires, or war, or other cause beyond the reasonable control of the Parties hereto (“Force Majeure”), the Party so effected shall be excused from such performance until such Force Majeure is removed, provided that the Party so effected shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

(a)                                  Adjustments.  In the event that any delay in performance pursuant to this Section 11.1 extends for more than thirty (30) days, the Parties shall enter into good faith discussions concerning changes in any milestone schedules.

11.2                     Business Continuity Plans.  Cymer agrees to develop alternate strategies for production in order to secure the continuation of Cymer’s manufacturing capability in the case of Force Majeure or other unforeseen events that could result in manufacturing disruption.

11.3                     License Rights.  The rights set forth in this paragraph shall apply if any of the following conditions (“Trigger Events”) occur:

•                  Cymer enters into bankruptcy or ceases to conduct business in the normal course.

•                  Cymer enters into any agreement for the benefit of creditors.

•                  Cymer is unable to obtain any necessary SEMI, CE or other similar safety and compliance certifications.

•                  If Cymer causes any material breach of the Agreement, such as a breach of contractual […***…] provisions with Intel, and such breach is not cured within […***…] of receipt of written notice.  For clarity, a failure to […***…] due to Force Majeure event(s) or or causes directly controlled by Intel shall not be deemed a Trigger Event.

•                  Cymer fails to […***…].  In the event Cymer […***…] prior to the License Right obligation being triggered.  For clarity, the License Right is not triggered if Cymer has cured the failed milestone within 6 months.

In case of a Trigger Event, Cymer shall grant to Intel the following License Rights: […***…].  Further, the Parties agree to meet and discuss possible

10

ways to mitigate the impact of such Trigger Events to Intel.  The License Rights granted herein shall be limited to […***…] systems […***…] only.

12.                               MISCELLANEOUS

12.1.                        Merger, Modification, Waiver.  Except for the other applicable documents mentioned below in provision 12.2, this Agreement contains the entire understanding between Intel and Cymer with respect to the subject matter hereof, and merges, and supersedes all prior and contemporaneous agreements, dealings and negotiations.  No modification, alteration or amendment shall be effective unless made in writing, dated and signed by duly authorized representatives of both Parties.  No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach.

12.2.                        Other Applicable Documents.  This Agreement shall incorporate by reference the following additional terms: Intel Corporate Non Disclosure Agreement #6250027, a Corporate Purchase Agreement and any successor agreement thereto (“CPA”) and including all applicable EUV Source System Specific Addenda (“ESA”s) , and any applicable amendments or additions to the foregoing (“Appliable Documents”). […***…]

12.3.                        Choice of Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of law principles.  Each Party hereby agrees to jurisdiction and venue in the courts of the State of California or federal courts located in California for all disputes and litigation arising under or relating to this Agreement.

12.4.                        Relationship of the Parties.  This Agreement is not intended to be, nor shall it be construed as, a joint venture, association, partnership, franchise or other form of business relationship.  Neither Party shall have nor hold itself out as having any right or power or authority to assume, create, or incur any expense, liability or obligation, expressed or implied, on behalf of the other Party, except as expressly provided herein.  Except as expressly agreed, each Party shall bear its own costs and expenses incurred under or in conjunction with its performance of its obligation contained in this Agreement.

12.5.                        Assignment.  During the Agreement Term the rights and obligations of the Parties under this Agreement may not be assigned, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent may not be unreasonably withheld. Any such attempted assignment shall be null and void. Notwithstanding the foregoing, Intel shall be allowed to unilaterally assign this Agreement to any of its wholly owned subsidiaries upon written notice to Cymer.   Each Party reserves the right to withhold any required consent if in its good faith reasonable judgment, the proposed assignee in not capable of meeting the rights and obligations under the Agreement.  Subject to the foregoing, this

11

Agreement shall inure to and benefit and bind the successors and permitted assigns of the Parties.

12.6.                        Notices.  All notices, demands or consents required or permitted hereunder shall be in writing and shall be delivered, sent by facsimile (with confirmation copy by mail) or telex, or mailed to the respective Parties at the addresses first set forth in the first paragraph of this Agreement or at such other address as shall have been given to the other Party in writing for the purposes of this clause.  Such notices and other communications shall be deemed effective upon the earliest to occur of (i) actual delivery, (ii) five (5) days after mailing, addressed and postage prepaid, returned receipt requested, as aforesaid, or (iii) one (1) business day after transmission by telex, telegram or facsimile where receipt has been confirmed by the same type of transmission or in writing received by the sender.

12.7.                        Severability.  The provisions of this Agreement are severable and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nonetheless be binding between the Parties hereto.

12.8.                        Titles and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

12.9.                        Dispute Resolution.  All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows:  The senior management of both Parties shall meet to attempt to resolve such disputes.  If the senior management cannot resolve the disputes, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such written notification, the Parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either Party may begin litigation proceedings.

12.10.                  Liquidated Damages. Subject to the terms of Sections 9 & 10 of this Agreement, […***…].

12.11.                  Payments. Unless expressly indicated otherwise, all payments due and payable by a Party shall be made within thirty (30) days of the due date.

12.12.                  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized officers or representatives to be effective as of the date first above written.

INTEL CORPORATION		CYMER, INC.

By:	/s/ CHRIS PHILIPPI	By:	/s/ ROBERT P. AKINS

Name:	Chris Philippi	Name:	Robert P. Akins

Title:	Business Manager	Title:	CEO

Date:	January 28th, 2004	Date:	January 23, 2004

13

Exhibit A:

STATEMENT OF WORK & NRE PAYMENT MILESTONES

14

Addendum A

Project Prism Statement of Work

Cymer […***…] EUV Source System Development

Objectives of the program:

•                  Evaluate design concepts to produce a robust […***…] EUV light source to support production semiconductor EUV lithography.

•                  Develop Beta Minus (15 Watt) […***…] EUV prototype light source system to support early generation EUV Lithography scanner tools […***…]

•                  Develop Beta (50 Watt) […***…] EUV light source to support process development EUV Lithography scanner tools […***…]

•                  Develop HVM (high volume manufacture) (100 Watt) […***…] EUV light source to support production generation EUV Lithography scanner tools […***…]

Project Roadmap (top level planning):

[…***…]

0.               Administrative/Planning
Cymer and Intel will hold, at a minimum, […***…] phone meetings and […***…] face-to-face progress review meetings. The time and place of the meetings will be determined later.  At every second progress review meeting, Cymer and Intel will assess the scope and direction of the remaining part of the agreement and will mutually agree to changes in the tasks, deliverables, or overall direction, as required.  Both parties recognize at the inception of this aggressive development program that changes in this SOW (including any detailed specifications cited) may be required due to unforeseen circumstances or changing priorities.  Cymer will make all reasonable efforts to meet the spirit of the tasks to best advance the overall progress in EUV light source development in support of the Intel’s […***…] roadmap.  On an annual basis, Cymer and Intel will complete a technology risk assessment towards achieving HVM EUV source output power and cost-of-ownership requirements.  This assessment will take into account any new information made available since the last risk assessment. The external development agreements referenced in the tasks below will be thoroughly evaluated and prioritized over the first […***…] of the contract.  At the first face to face progress review, Cymer will review all of the external development agreements and the development plans which will cover […***…] system assemblies, labs, schedules, external contracts, etc.

With Intel’s assistance, Cymer will develop a EUV cost of ownership model to determine the financial feasibility of the “best” EUV source technology path selected.  These results will be reviewed at each scope assessment review meeting outlined above.

0.1.1.    Collaboration kickoff […***…]

0.1.2.    Comprehensive plan for external development agreements […***…]

0.1.3.    Review detailed program plan […***…]

0.1.4.    End Year 1 Executive Review […***…]

0.1.5.    Review revised detailed program plan for 50 W Beta […***…]

0.1.6.    End Year 2 Executive Review […***…]

0.1.7.    Mid Year 3 Executive Review […***…]

0.1.8.    Review revised detailed program plan for 100W HVM […***…]

0.1.9.    End Year 3 Executive Review […***…]

1.     Evaluate design concepts to produce a robust […***…] EUV light source […***…]

During the first […***…] of the contract, there will be a focus on the investigation of basic concepts and critical issues that will affect the overall technical direction of the development of HVM light sources.  These basic studies will lead to the construction of an initial EUV […***…] source capable of demonstrating key performance parameters relevant for the successful implementation of HVM EUV lithography.  This prototype system will contain […***…] defined through a series of concept and feasibility (C&F) investigations in each critical area of the […***…] light source system: […***…].  Each C&F study is intended to quickly probe the relevant issues in their respective disciplines with the goal of determining the “best” path for the […***…] and Beta Minus level sources.  An initial expected configuration of these elements would be an […***…].  Additionally, […***…] equipment will be constructed to verify EUV source output power.  This […***…] prototype system will be able to produce the equivalent of […***…] at the intermediate focus at full geometric efficiency and will serve as a good early representation of the […***…] technology that will be required for the HVM solution.

1.1. Assembly and test of […***…] system […***…]

Cymer will design, assemble, and test an […***…] system […***…] based on the results of the C&F investigations performed in each of the critical technical areas of the overall system. This […***…] will allow the first measurements of system level performance to understand the overall integration and interdependency of the individual system components.

Technical Milestones/Deliverables

1.1.1.    Operational […***…] prototype EUV source system […***…]

1.1.2.    Data Review of […***…] prototype system performance […***…]

1.2. Determination of […***…] for […***…] generation

Cymer will evaluate suitable […***…] candidates to support […***…] development.  Initial experiments will be made using a […***…].  Access to […***…] will be investigated with external suppliers and incorporated into the test plan as required.  […***…].  Cymer will acquire or build metrology equipment to collect data on EUV source operating parameters.  Additional data on other EUV source parameters may be collected, as required or by mutual agreement between Cymer and Intel.

1.2.1.    Build […***…] evaluation […***…]

Cymer will design and assemble a […***…] for evaluation of critical EUV […***…] requirements. The […***…] will be based on the […***…] setup and will be able to deliver up to […***…].  Additionally, Cymer will acquire a commercial, […***…].  The […***…] allowing the investigation of […***…] as a function of […***…] and will allow comparison of the results from the […***…].  Cymer will also assemble a […***…] with […***…] quality to investigate operational issues for a […***…] at these performance levels.

Technical Milestones/Deliverables

1.2.1.1.       Commercial […***…] operational […***…]

1.2.1.2.       […***…] operational […***…]

1.2.1.3.       […***…] operational […***…]

1.2.1.4.       […***…] operational […***…]

1.2.1.5.       […***…] operational […***…]

1.2.2.    Gain access to […***…]

Cymer will attempt to establish a working agreement (if required), which allows access to a […***…], for EUV source power scaling experiments.

Technical Milestones/Deliverables

1.2.2.1.       Agreement in place for access to […***…] for […***…] evaluation experiments […***…]

1.2.3.    Determine optimum […***…] requirements

[…***…]

Technical Milestones/Deliverables

1.2.3.1.       Review published literature on benefits of […***…]

1.2.3.2.       Determine the optimum requirements for the […***…]

1.2.3.3.       Data review leading to recommendation of […***…]

1.2.3.4.       Develop […***…] system […***…] in section 1.1.1 […***…]

1.3.  Determination of optimum source element and delivery for […***…]

[…***…] elements have become the favored technical approach to reaching higher EUV power output through […***…].  Previous work at Cymer, and results from the industry, indicate that […***…] are excellent prospects for higher efficiency at […***…].  This result for […***…] has been recently confirmed at several independent labs.  Other than our early […***…] investigations, the use of […***…] as a viable source element has so far been ignored in both […***…] and […***…] EUV source applications.  A […***…], based on Cymer’s […***…], (see section 1.2.1) will be constructed to carry out direct studies of EUV emission from […***…] targets.  Initially, the […***…] will be used to probe the […***…].  These experimental results will also be compared to modeling to determine if […***…] is warranted.  After this initial C&F period to verify the fundamental CE properties of these […***…] materials, a more complex […***…] system will be developed and introduced.  Further investigations will then be performed to optimize CE approaching the theoretical maximum determined by modeling.  Critical variables such as […***…] along with target delivery parameters such as […***…], etc will be examined to determine the optimum system architecture for further development.

1.3.1.    Determine fundamental source element conversion efficiency

A […***…] will be constructed to carry out direct studies of EUV emission from […***…] targets.  The […***…] will be used to probe the intrinsic conversion efficiency.  CE metrology will be benchmarked to performance on Cymer’s […***…] source. Additionally, Cymer will investigate external collaborations for validation of CE measurements.  It is currently thought that demonstration of a conversion efficiency of greater than […***…] will be required to satisfy HVM power and commercial considerations.

Technical Milestones/Deliverables

1.3.1.1.       Preliminary review of […***…] (and others as available) source element conversion efficiency […***…]

1.3.1.2.       Evaluate a development agreement with […***…] (or other suitable group) to probe the CE as a function of several parameters: […***…]

1.3.1.3.       Determination of optimal source element based on studies of intrinsic conversion efficiency and […***…] concerns […***…]

1.3.2.    Construct […***…] source element […***…]

The initial […***…] source element […***…] will allow for simple experiments with […***…] materials to investigate intrinsic CE of materials such as […***…].  This will be followed by an investigation into the various methods to produce […***…] source element […***…].

Technical Milestones/Deliverables

1.3.2.1.       A simple […***…] source element […***…] compatible with different source elements operational […***…]

1.3.3.    Source element delivery and recovery

Cymer will evaluate the […***…] elements and […***…] concepts.  Cymer will also evaluate suitable […***…] (section 1.3.2), […***…] to support […***…].  These experiments will take into account the variables evaluated under the […***…].  Cymer will investigate various techniques for delivering […***…].  These studies will culminate with the construction of a […***…] to be incorporated into the system […***…].  Key operational variables such as […***…] will be considered.  Other considerations will be […***…] etc.

Technical Milestones/Deliverables

1.3.3.1.       Data review on the various techniques to produce […***…] and recommendation of “best” concepts […***…]

1.3.3.2.       Evaluate a development agreement with […***…] (or other suitable group) to probe the […***…]

1.3.3.3.       Preliminary data review on […***…]

1.3.3.4.       Final Data review leading to the recommendation of […***…]

1.3.3.5.       […***…] source operational […***…]

1.3.4.    Develop […***…] model with […***…]

Cymer will initiate […***…] at […***…] (or other suitable group) to determine […***…].  The objective of this work is to develop a predictive model, which agrees with experimental results to further optimize overall CE performance.

Technical Milestones/Deliverables

1.3.4.1.       Evaluate a development agreement for […***…]

1.3.4.2.       Objectives for […***…] defined […***…]

1.3.4.3.       Data review of initial […***…] progress and comparison to experimental results […***…]

1.4.         Debris Mitigation and […***…] Technology

Debris mitigation encompasses physical debris generated from the operation of the EUV source (especially with […***…]) and debris that degrades the optical components within the system. It also includes contamination from all sources in the system (such as […***…]) which may interact with optical components causing degradation […***…], or sputtering of other surfaces induced by […***…] from the […***…]. These mechanisms can contribute to the degradation of the system efficiency by either directly sputtering the […***…] and/or […***…].  Cymer will evaluate effective debris mitigation techniques including […***…] to mitigate the effects of the above mechanisms.

Cymer will also evaluate the […***…] with several witness samples. […***…] is known to be highly reactive with most materials, so Cymer will also investigate manufacturing methods and materials that are immune to these reactive effects.  A critical question that will be answered during this initial phase of investigation is whether […***…] can be fully removed from the […***…] without damage and if some […***…] remain, whether they can be removed non-destructively.  Further, Cymer will investigate contamination protection techniques to prevent contamination of other system optics such as the […***…].  Cymer will also design a “clean” […***…] that minimizes the sources of contamination and allows for easy serviceability of all of the consumable components.  This vessel will be an integral part of the […***…] system and will house the […***…] system, the […***…] system, and all necessary […***…] to verify system performance.

Technical Milestones/Deliverables

1.4.1.1.       Obtain a […***…] for contamination experiments […***…]

1.4.1.2.       Evaluation of debris issues and concepts to mitigate […***…]

1.4.1.3.       […***…] standards developed for debris measurement […***…]

1.4.1.4.       Debris mitigation concepts review […***…]

1.4.1.5.       Review results from contamination experiments […***…]

1.4.1.6.       Contract for […***…] awarded […***…]

1.4.1.7.       Completed debris mitigation […***…] integrated into […***…]

1.4.2.    Determination of […***…] sputter yield on […***…]

[…***…] generated from the […***…] are a great concern to lifetime of the […***…] of the […***…].[…***…] have been shown to destroy the […***…] through a […***…].  No data to date has been taken on the generation of […***…].  Cymer will measure […***…] emitted from the […***…] and assess their impact on […***…].  Cymer will form a development agreement with the […***…] (or other suitable group) to determine the […***…] of […***…] on […***…].

Technical Milestones/Deliverables

1.4.2.1.       Evaluate a development agreement with […***…] (or other suitable group) to measure […***…] on […***…]

1.4.2.2.       Objectives for […***…] work defined […***…]

1.4.2.3.       Review initial results on […***…]

1.4.3.    […***…] studies

While it is thought that […***…] will protect it from […***…], other […***…] have much […***…].  Cymer will investigate […***…] and their effectiveness at removing […***…] and other sources of contamination while not damaging the delicate […***…]

Technical Milestones/Deliverables

1.4.3.1.       Evaluate a development agreement with […***…] (or other suitable group) to perform […***…]

1.4.3.2.       […***…] experimental setup constructed […***…]

1.4.3.3.       Review results of […***…]

1.4.4.    […***…] Assembly

A critical element in the efficiency of the EUV light source system is the ability to […***…].  There are many critical technologies around the development of a […***…].  These include: […***…].  Due to the critical nature of […***…] and its effect on the system cost of ownership, Cymer will investigate the […***…]. Considerations such as […***…] are intertwined with some of the […***…] issues also to be addressed.  Cymer will establish a development agreement to produce an integrated […***…], determine the most suitable […***…]. In addition, Cymer will try to integrate a […***…] assembly. Development of […***…] capable of […***…] will also be investigated.

1.4.5.    […***…] design

Technical Milestones/Deliverables

1.4.5.1.       […***…] completed […***…]

1.4.5.2.       Contract for […***…] in place. […***…]

1.4.5.3.       […***…] completed […***…]

1.4.6.    […***…] fabrication
Technical Milestones/Deliverables

1.4.6.1.       Data review on based on completion and testing of a […***…]

1.4.6.2.       Completed […***…]

1.4.6.3.       Completed […***…]

1.4.7.    […***…]

A critical element in the conceptual design of an […***…] system using […***…], as a source element, is the need to keep the […***…] of any […***…].  This is accomplished by […***…].  Development of a […***…] is required.  Cymer proposes establishing a development agreement with the […***…] (or other suitable group) to do fundamental research in […***…]. This agreement will also allow the […***…] to be applied to test samples sent to Cymer for […***…].  Another potential limitation of […***…] is […***…]. This effect will be evaluated at […***…].

Technical Milestones/Deliverables

1.4.7.1.       Attempt to establish […***…]

1.4.7.2.       Preliminary results for […***…]

1.4.7.3.       Delivery of initial samples to Cymer for […***…]

2.              Beta Minus (15 Watt) […***…] EUV source prototype to support early generation EUV scanner development […***…]

Cymer will apply its five-phase stage-gate Product Development Process (PDP) to reduce the schedule risk for the first shipping system; the 15 W Beta Minus prototype.  Since this system is a single unit prototype not destined for full production, only PDP phases 1-3 will be required.  At the end of the C&F investigations in section 1 (near the completion of PDP Phase 1 Concept and Feasibility), Cymer will formalize a specific and discrete product development program with the objective of delivering a 15W […***…] source system to a […***…] in the […***…].  During PDP phases 2 (Demonstration) and 3 (Product Design), several internal […***…] source system prototypes each with successively improved performance and capability will be constructed.  (The initial system […***…] is described in section 1.1.)  In PDP phase 2, performance of all critical technologies together in a complete system will be demonstrated.  Early in PDP phase 3, the configuration of the shipping system will be frozen in preparation for shipment.   In addition, the performance specification for the shipping system will be finalized in Phase 3 and the 15W […***…] source system will be built and tested per the agreed upon specification with the Integrator.

The preliminary target specifications for a 15W Beta minus source are provided in Table 1. These specifications will be used to evaluate progress against milestones in the absence of specifications from the integrators. These target specifications can be modified based on discussions with the integrators or by mutual agreement between Intel and Cymer.  Cymer will work with the Integrators to develop the appropriate detailed performance specifications, test protocol, interface requirements, and roadmap alignment to integrate the Beta Minus source into the Integrator’s early EUV development plans. Intel will assist in roadmap and specification alignment discussion with the Integrator, as needed. Cymer will develop the necessary supply base to support development of the Beta Minus source.

Technical Milestones/Deliverables

2.1.1.1.   PDP phase 1 gate review completed and approval to proceed to PDP phase 2 granted […***…]

2.1.1.2.       Source system […***…] operational and demonstrate performance of critical technologies […***…]

2.1.1.3.       Establish 15W prototype […***…] source specification with […***…]

2.1.1.4.       15W […***…] source system shipping configuration established […***…]

2.1.1.5.       PDP phase 2 gate review completed and approval to proceed to PDP Phase 3 granted […***…]

2.1.1.6.       Make available to ship 15W Beta Minus […***…] source to integrator […***…]

3.              Develop Beta (50 Watt) […***…] EUV light source to support process development EUV Lithography scanner tools […***…]

Cymer will apply its five-phase stage-gate Product Development Process (PDP) to reduce the schedule risk for the 50 W Beta source.  Since this system is not destined for full production, only PDP phases 1-3 will be required.  Near the completion of PDP Phase 1 Concept and Feasibility, Cymer will formalize a specific and discrete product development program with the objective of delivering a 50W […***…] source system to a […***…] at the […***…].  In PDP phase 2, performance of all critical technologies together in a complete system will be demonstrated.  Early in PDP phase 3, the configuration of the shipping system will be frozen in preparation for the shipment.   In addition, the performance specification for the shipping system will be finalized in Phase 3 and the 50W […***…] source system will be built and tested per the agreed upon specification with the Integrator.

The preliminary target specifications for a 50W Beta source are provided in Table 1. These specifications will be used to evaluate progress against milestones in the absence of specifications from the integrators. These target specifications can be modified based on discussions with the integrators or by mutual agreement between Intel and Cymer.  Cymer will work with the Integrators to develop the appropriate detailed performance specifications, test protocol, interface requirements, and roadmap alignment to integrate the Beta source into the Integrator’s EUV development plans.  Intel will assist in roadmap and specification alignment discussion with the Integrator, as needed.  Cymer will develop the necessary supply base to support development of the Beta source.

3.1.1.    Technical Milestones/Deliverables

3.1.1.1.       PDP Phase 1 Gate Review completed and approval to proceed to PDP Phase 2 granted […***…]

3.1.1.2.       Establish Beta 50W […***…] Source Specification with […***…]

3.1.1.3.       Demonstrate 50W performance internally […***…]

3.1.1.4.       50W […***…] Source System shipping configuration established […***…]

3.1.1.5.       PDP Phase 2 Gate Review completed and approval to proceed to PDP Phase 3 granted […***…]

3.1.1.6.       Make Available to Ship 50W Beta […***…] Source to Integrator […***…]

4.              Develop HVM (high volume manufacture) (100 Watt) […***…] EUV light source to support production generation EUV Lithography scanner tools […***…]

Cymer will apply use its five-phase stage-gate Product Development Process (PDP) to reduce the schedule risk for the 100 W HVM source.  Near the completion of PDP Phase 1 Concept and Feasibility, Cymer will formalize a specific and discrete product development program with the objective of delivering a 100W […***…] source system to a […***…] at the […***…].  In PDP phase 2, performance of all critical technologies together in a complete system will be demonstrated.  Early in PDP phase 3, the configuration of the shipping system will be frozen in preparation for the first shipment and the initial life tests are commenced.   In addition, the performance specification for the shipping system will be finalized in Phase 3 and the 100W […***…] source system will be built and tested per the agreed upon specification with the Integrator.  In PDP phase 4 Pilot Production; the first systems are shipped in limited quantity with special attention to meeting initial performance specifications and collection of the first field data.  In PDP phase 5 Production, the field and life test data are used to improve the final product that is then ramped to production levels matched to demand.

The preliminary target specifications for a 100W HVM source are provided in Table 1. These specifications will be used to evaluate progress against milestones in the absence of specifications from the integrators. These target specifications can be modified based on discussions with the integrators or by mutual agreement between Intel and Cymer.  Cymer will work with the Integrators to develop the appropriate detailed performance specifications, test protocol, interface requirements, and roadmap alignment to integrate the Beta source into the Integrator’s EUV development plans.  Intel will assist in roadmap and specification alignment discussion with the Integrator, as needed.  Cymer will develop the necessary supply base to support development of the Beta source.

4.1.1.    Technical Milestones/Deliverables

4.1.1.1.       PDP Phase 1 Gate Review completed and approval to proceed to PDP Phase 2 granted […***…]

4.1.1.2.       Establish 100W Prototype […***…] Source Specification with […***…]

4.1.1.3.       100W […***…] Source System shipping configuration established […***…]

4.1.1.4.       PDP Phase 2 Gate Review completed and approval to proceed to PDP Phase 3 granted […***…]

4.1.1.5.       PDP Phase 3 Gate Review completed and approval to proceed to PDP Phase 4 Pilot Production granted […***…]

4.1.1.6.       Make Available to Ship initial 100W HVM […***…] Source to Integrator […***…]

4.1.1.7.   PDP Phase 4 Gate Review completed and approval to proceed to PDP Phase 5 Production granted […***…]

Table 1 […***…] EUV Source Preliminary Target Specifications (top level)

	Beta Minus	Beta	HVM
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

* The […***…] are based on […***…] of the source at […***…] and at […***…] for the # of hours specified with no more than […***…] in the average […***…] and no more than […***…]. These specs will be demonstrated on an actual system based on testing protocols consistent with integrator requirements. […***…]. This accounts for losses due to the […***…]. Both Intel and Cymer agree that these specifications are the best known to date and will be modified based on discussions with the tool integrators or as more data becomes available.

Payment Milestones

Date	Task #	Milestones	Payment $US
[…***…]	0.1.1	• Collaboration “kick-off”	[…***…]

[…***…]	0.1.2 0.1.3	• Comprehensive plan for external development agreements • Review detailed program plan	[…***…]

[…***…]	1.2.1.3	• […***…] operational	[…***…]

[…***…]	1.2.3.3	• Data review leading to the recommendation of […***…]	[…***…]

[…***…]	1.3.1.3	• Determination of optimal source element based on studies of intrinsic conversion efficiency and […***…].	[…***…]

[…***…]	1.3.3.4	• Final Data review leading to the recommendation of […***…]	[…***…]

[…***…]	1.4.1.7	• Completed debris mitigation […***…] integrated into […***…]	[…***…]

[…***…]	1.1.1 1.1.2	• Operational […***…] prototype EUV system • Data Review of […***…] prototype system performance	[…***…]

[…***…]	1.4.6.4	• Completed […***…]	[…***…]

[…***…]	2.1.1.3	• Establish 15W prototype […***…] source specification with […***…]	[…***…]

[…***…]	1.2.1.4	• […***…] operational	[…***…]

[…***…]	2.1.1.6

•      Make available to ship 15W Beta minus […***…] source to integrator

•      15W beta minus source tested to meet all Table 1 specifications including demonstrated operation at full EUV output over the course of the full […***…] lifetime.

			[…***…]

[…***…]	0.1.5	• Beta PDP Phase I Gate Review completed and approval to proceed to PDP Phase 2 granted	[…***…]

[…***…]	0.1.6	• End Year 2 Executive review	[…***…]

[…***…]	3.1.1.2	• Establish Beta 50W […***…] source specifications with […***…]	[…***…]

[…***…]	3.1.1.3	• Demonstrate 50W performance internally	[…***…]

[…***…]	0.1.7	• Mid Year 3 Executive review	[…***…]

[…***…]	3.1.1.4 4.1.1.1	• 50W […***…] source system shipping configuration established. • HVM PDP Phase I Gate Review Completed and approval to proceed to PDP Phase 2 granted.	[…***…]

[…***…]	3.1.1.6

•      Make Available to Ship 50W Beta […***…] Source to […***…]

•      50W beta minus source tested to meet all Table 1 specifications including demonstrated operation at full EUV output over the course of the full […***…] lifetime.

			[…***…]

[…***…]	0.1.9	• End Year 3 Executive review	[…***…]

Payments shall be made in full within […***…] after completion of milestones

[…***…]